Exhibit 99.1

March 8, 2013

Liberty Interactive Announces Final Redemption Payment on 3.25% Senior Exchangeable Debentures Due 2031

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive LLC (“Liberty”), a subsidiary of Liberty Interactive Corporation (NASDAQ: LINTA/LINTB and LVNTA/LVNTB), announced the final redemption payment to the holders of its outstanding 3.25% Senior Exchangeable Debentures due 2031. Liberty previously announced that it would redeem the debentures in full on March 8, 2013. The debentures are attributed to the Liberty Ventures tracking stock group.

In connection with the redemption, Liberty elected to terminate the right of debenture holders, effective January 25, 2013, to exchange their debentures for the exchange market value of the reference shares attributable to the debentures. The reference shares attributable to each debenture consist of 9.2833 shares of Viacom class B common stock and 9.2833 shares of CBS Corporation common stock.

The redemption price for each outstanding debenture will be paid in cash, and equals the sum of (1) the adjusted principal amount of a debenture as of the redemption date, (2) accrued and unpaid interest on such debenture to but not including the redemption date and (3) any final period distribution on such debenture. Each debenture holder has received a notice providing the details of the redemption through the facilities of the Depositary Trust Company. The final amount to be paid per bond is as follows:

Principal	Accrued Interest	Final Period Distribution	Total per bond

$1,000.00	$15.6181	$8.4478	$1,024.07

After the redemption, the company will have utilized $423.5 million of cash during the first quarter for the retirement of these debentures.

About Liberty Interactive LLC

Liberty Interactive LLC is a wholly owned subsidiary of Liberty Interactive Corporation and owns interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Liberty Interactive Corporation
Courtnee Ulrich
720-875-5420